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                                                                  Exhibit (B)(2)

                                       [LOGO OF RHONE-POULENC S.A. APPEARS HERE]

                              RHONE-POULENC S.A.
                               (the "Borrower")
                                       *
                                (the "Lender")

                 FRF 2,000,000,000 SHORT TERM CREDIT FACILITY

                        SUMMARY OF TERMS AND CONDITIONS
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

Borrower:                     RHONE-POULENC S.A.("RP").

Short Term Facility Amount:   FRF 2,000,000,000 or its equivalent in any freely
                              available and convertible currency.

Short Term Facility           A revolving credit short term facility ("the Short
Description:                  Term Facility") which shall be repaid and redrawn
                              throughout its life. The Short Term Facility will
                              be denominated in French Francs and committed in
                              French Francs and may be used in FRF and US
                              Dollars or in any other Convertible Currency on an
                              as-available basis.

Convertible Currency          means CHF, DEM, GBP, and ESP.

Short Term Facility Purpose:  bridge loan granted in conjunction with the acquisition of the shares of Rhone-Poulenc Rorer
                              Inc not currently held by the Borrower in connection with a proposed tender offer to be made by the Borrower

Lender:                       *

Final Maturity:               The Short Term Facility will be repaid in full 364
                              days from the date of first Advance under the
                              Short Term Facility Agreement.

Availability:                 Subject to 1 (one) business days' notice for
                              French Francs and 2 (two) business days' notice
                              for other currencies, the Borrower may draw
                              Advances in minimum amounts of FRF 100,000,000 and
                              in integral multiples of FRF 20,000,000 (or
                              equivalents in other currencies) for periods of 1,
                              2, 3 or 6 months or such other periods of up to
                              364 days ("Advances").

                              Any drawing notice shall be received by the Lender from the Borrower by not later than 10.00 a.m.
                              (Paris time) for French francs and by not later than 10.00 a.m. (London time) for other currencies.

                              No more than 10 Advances shall be outstanding at any one time in a maximum of five currencies.

Cancellation:                 Upon 10 business days' written notice the Borrower
                              may cancel without premium or penalty all or part
                              of the undrawn part of the Short Term Facility in
                              a minimum amount of FRF 100,000,000 and in
                              integral multiples of FRF 20,000,000.

Prepayment:                   Prepayment of Advances shall be permitted in cases
                              of illegality and increased cost (including the
                              requirement for tax gross-ups).

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* Request for Confidential Treatment filed by Purchaser on August 22, 1997
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
Interest and Margin:         The Borrower will pay interest at LIBOR for the
                             relevant currency (with the exception of PIBOR in
                             the case of French Francs), plus 0.05% (Margin)
                             p.a.

                             For interest periods greater than 6 months, interests will be paid after the end of every period of 6 months and on the latest day of such interest period.

                             Interest will be payable at the end of each interest period and will be calculated on an actual/360 day basis (except for Advances in GBP which will be calculated on a 365 day basis).

                             Interest rates will be set by reference to Telerate page 3750/3740 (LIBOR) or page 20041
                             (PIBOR) or, if not available, by Reference Banks.

                             LIBOR or PIBOR, as the case may be, will be replaced by any applicable rate in consequence of the introduction of the EURO currency after 1
                             January 1999.

Default rate                 If the Borrower fails to pay any sums due by it
                             under the Facility, the Borrower shall, from the
                             date when such sum fell due, pay interest on the
                             unpaid sum up to the date upon which such sum is
                             actually received by the Lender at the rate per
                             annum which is the aggregate of (i) one per cent
                             (1%) and (ii) the rate which would have been
                             applied to the Advances outstanding under the
                             Short Term Facility at the time of the default.

Facility Fee:                The Borrower will pay a facility fee in French
                             Francs at a rate p.a. of 0.05%  on the total
                             amount (reduced and uncancelled) of the Facility,
                             calculated as of the date of signing on an
                             actual/360 day basis and payable quarterly in
                             arrears.

                             In the event of Cancellation, the facility fee will be calculated at the beginning of each quarter.

Conditions Precedent:        Shall comprise the following:

                             (A)  Constitutional documents of the Borrower;

                             (B)  Copies of all relevant Board resolutions;

                             (C)  Copies of all other consents and
                                  authorisations, together with certification of relevant signing authorities; and

                             (D) Legal Opinion provided by the General Counsel of the Borrower, reasonably satisfactory to the Lender.

Representations and          Representations and warranties to be made in
Warranties:                  respect of the Borrower at signing, and (i), (ii),
                             (iii), (iv), (v), (vi), (vii), (xii) and (xiii)
                             inclusive to be repeated at each Advance date.

                             (i) The Borrower is duly incorporated and validly existing;

                             (ii) The Borrower has power to enter into and perform pursuant to the Short Term Facility
                                   Agreement and all necessary corporate actions relevant thereto have been taken;

                             (iii) Obligations of the Borrower under the Short
                                   Term Facility Agreement will rank pari passu with other unsecured and unsubordinated obligations;

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                             (iv)    No encumbrance exists over present or
                                     future assets or revenues, except as
                                     expressly permitted or disclosed to the
                                     Lender (see below);

                             (v) Obligations under the Short Term Facility are legally valid, binding and enforceable;

                             (vi)    Execution and performance of Short Term
                                     Facility Agreement will not be in conflict with or in breach of obligations in other agreements;

                             (vii) All necessary consents, licences, permits, etc. relevant to the Short Term Facility have been obtained and are in full force and effect;

                             (viii) Accuracy and fairness of (x) 1996 audited financial statements (the "1996
                                     Consolidated Financial Statements") and (y) subsequent audited financial statements
                                     (the "Annual Consolidated Financial
                                     Statements"), to the best of the Borrower's knowledge and belief;

                             (ix)    Between the 1996 Consolidated Financial
                                     Statements and the date of signing, there has been no adverse change in the financial condition of the Borrower which is material in the context of its operation taken as a whole which could have a material adverse effect on the Borrower's capacity to meet its obligations under the Short Term
                                     Facility Agreement.

                             (x) No material litigation or other proceedings at the date of signing which is material in the context of its operation taken as a whole (to the best of the Borrower's knowledge and belief) which could have a material adverse effect on the Borrower's capacity to meet its obligations under the Short Term Facility Agreement;

                             (xi)    No stamp, registration or similar tax,
                                     (other than French "Timbres de Dimension") in connection with the execution, delivery, performance or enforcement of the Short
                                     Term Facility Agreement;

                             (xii) No proceedings pending or threatened for winding-up, dissolution or similar process;


                             (xiii)  No existing Event of Default.

Undertakings:                (A) Undertakings as to financial information:

                             (i)  Delivery of the Borrower's Annual Consolidated
                                  Financial Statements as soon as available and in any event within 180 days of financial year-end, and, in any event within 60 days after the end of each financial year, delivery of a certificate certifying compliance with the financial covenant referred to in paragraph (B) below.

                                  Delivery of the Borrower's unaudited semi annual consolidated financial statements as soon as available and in any event within 90 days of the first half of each of RP's financial year.

                             (ii) Preparation of 1997 audited consolidated
                                  financial statements for Borrower (the "1997
                                  Consolidated Financial Statements") and Annual
                                  Consolidated Financial Statements to reflect any changes that have occurred in accounting practices since the 1996 Consolidated
                                  Statements.

                             (iii) Provision of such other information as the Lender may reasonably request in order to access compliance with Borrower's obligations under the Facility.

                             (B) Undertakings as to financial condition:

                             Ratio of Consolidated Indebtedness to Consolidated Net Worth (as such terms are defined below) not to exceed 1.

                             The Borrower shall ensure that this financial covenant is met as at 31st December of each year throughout the term of the Short Term Facility by reference to the Annual Consolidated Financial Statements.

                             (C) Other usual undertakings including:

                             (i) Compliance with all relevant laws, permits, and licences material in the context of the Facility.

                             (ii) Pari passu status vis-a-vis all the Borrower' other unsecured and unsubordinated creditors.

                             (iii) To notify the Lender in writing of any
                                   Event of Default;

                             (iv) Negative Pledge: The Borrower shall not create or permit to be outstanding any encumbrance in respect of Financial Indebtedness unless the Lender give its consent, except encumbrances:

                                   - In connection with the purchase,
                                     maintenance or improvement of an asset,
                                     providing the amount of Financial
                                     Indebtedness secured remains confined to such asset or such improvements.

                                   - Created to secure Financial Indebtedness
                                     owing to EIB, CREDIT NATIONAL, FONDS
                                     INDUSTRIEL DE MODERNISATION, FONDS DE
                                     DEVELOPPEMENT ECONOMIQUE ET SOCIAL or any other governmental or EEC controlled financial institution which in its normal lending practice requires such Encumbrance.

                                   - Existing at a time when a corporation is
                                     merged into, consolidated with or acquired by the Borrower and not created in contemplation of such event, provided that such encumbrance remains confined to such asset and improvements and additions thereto and does not secure any Financial Indebtedness not so secured at the time of such event.

                                   - Existing on any asset prior to the
                                     acquisition thereof by the Borrower and not created in contemplation of such acquisition provided that such encumbrance remains confined to such asset and improvements and additions thereto and does not secure any Financial Indebtedness not so secured at the time of such event.

                                   - Arising out of a refinancing of any
                                     indebtedness secured by encumbrance
                                     permitted above, provided that such
                                     Financial Indebtedness is not increased or secured by any additional assets or revenues.

                                   - Arising after orders of attachment,
                                     distraint or similar legal process arising in connection with court proceedings so long as the claims secured are being contested in good faith.

                                   - Created over assets held in trust by
                                     another person, which assets are to be used by such other person solely for satisfying the Borrower's, scheduled payment obligations in respect of principal and/or interest in respect of any Financial Indebtedness of the Borrower, (the "Borrower's Obligations",) in circumstance where such other person has undertaken responsibility for the discharge of the Borrower's Obligations.

                                   - Over assets or receivables of the Borrower
                                     which encumbrances have been given in
                                     connection with the refinancing of such
                                     assets or receivables and where the risks
                                     (except in relation to any credit
                                     enhancement provided by the Borrower in
                                     respect of such assets or receivables)
                                     relating to non-payment in respect of such assets or receivables are, as a result of such refinancing, not borne by the Borrower.

                                   - Over a deposit made by the Borrower using
                                     the proceeds of a Financial Indebtedness of the Borrower provided that (A) the depositary of such proceeds lends an amount at least equal to the amount of the deposit to a subsidiary of the Borrower and (B) that such loan has a maturity date which is not earlier that the date for repayment of such deposit.

                                   - Not in one of the above categories to
                                     secure Financial Indebtedness as long as the amount of Financial Indebtedness secured thereby does not exceed 7,5% of Consolidated Net Worth.

                                (v) Borrower will pay all transfer, stamp or registration fees or similar taxes or charges which may become payable.

                                (vi) Borrower will maintain its corporate
                                     existence and its rights to carry on its operations.

Events of Default:           Events of Default shall comprise the following:

                             (A) failure of the Borrower to make any payment on the due date under the terms of the Facility, unless such failure occurs solely for administrative or technical reasons and the default is not remedied within 5 Business Days after the Lender has given a notice to the Borrower.

                             (B) Breach of other obligations which, where capable of remedy in the reasonable opinion of the Lender, remains unremedied for 20 Business Days after notice by the Lender of such default.

                             (C) Any Financial Indebtedness of the Borrower exceeding FRF 150,000,000 (or equivalent) becomes due and payable before its stated maturity by way of a declared default after expiry of any applicable grace period.

                             (D) Any representation or warranty of the Borrower is materially incorrect in any respect when made or repeated.

                             (E) Borrower is subject to an amicable settlement ("reglement amiable") under French law.

                             (F)  Insolvency, bankruptcy, liquidation,
                                  dissolution, etc. of the Borrower except in the case of the liquidation or the dissolution where the terms have been approved by the Lender. This excludes a merger for arm's length consideration within the Borrower's group.

                             (G) A moratorium or restructuring is made or declared in respect of all or any indebtedness of Borrower whereby the assets are submitted to the control of its creditors.

                             (H) Appointment of an administrator, receiver in respect of the Borrower.

                             (I) Borrower is declared insolvent or declares in writing that it is unable to pay its debts as and when they are due.

                             (J) It becomes unlawful for the Borrower to comply with its obligations under the Facility.

                             (K) In the event of a breach of the requirement referred to under Undertaking (B) above, the Lender shall be entitled to declare a Event of Default under the Facility.

                                  If this breach remains unremedied for 90 days after notice by the Lender of such Event of Default, the Lender may (i) declare any undrawn portion of the Short Term Facility to be cancelled (and no further notice of drawing may be issued) and/or (ii) any drawn portion of the Short Term Facility to become due and payable immediately as a result of such a breach.

Documentation:               French language.

                             Documentation (to be established by the Lender) will also include other customary provisions for a transaction of this type including, inter alia, Changes in circumstances, illegality, market disruption and increased costs.

Taxation:                    All payments of principal, interest and fees will
                             be made free and clear of all present and future taxes, levies, duties or other deductions of any nature whatsoever, levied either now or at any future time.

Key definitions:             Financial Indebtedness shall mean:

                             (i)   Any indebtedness for monies borrowed;

                             (ii) Any indebtedness (actual or contingent) under a guarantee, security, indemnity or other commitment designed to protect any creditor against loss in respect of any financial indebtedness of any third party;

                             (iii) Any indebtedness under any acceptance
                                   credit;

                             (iv) Any indebtedness under any debenture, note, bill of exchange, bonds, commercial paper, certificate of deposit or similar instrument on which either of the Borrower is liable;

                             (v) Any indebtedness for money owing in respect of any interest swap, or currency swap, such indebtedness to be measured on a mark-to-market basis at the relevant time and to include, vis-a-vis any particular counterparty, application of the relevant ISDA netting procedures.

                             (vi) Any payment obligations under any lease entered into for the purpose of obtaining or raising finance.

                             Material Adverse Change shall mean any event on the assets or financial condition of the RP Group taken as a whole having a material adverse effect in the reasonable opinion of the Lender on the ability of the Borrower to perform in a timely manner all or any of its payment obligations under the Short Term Facility Agreement.

                             Consolidated Indebtedness shall mean the difference between (i) the sum of Long Term Debt (including Participating Loans), Bank Overdrafts, Current Portion of Long Term Debt and Short Term Borrowings and (ii) the sum of Cash, Short Term Deposits and Marketable Securities as each of the foregoing amounts shall be determined from the items so described in the consolidated balance sheet of RP included in the annual financial statements most recently delivered by RP to the Lender.

                             Consolidated Net Worth shall mean the difference between (i) Total Liabilities and Total Stockholders Equity and (ii) the sum of Total Current Liabilities, Long Term Debt (including Participating Loans), Other Long Term Liabilities and Mandatorily Redeemable Partnership Interest as each of the foregoing amounts shall be determined from the items so described in the consolidated balance sheet of RP and its subsidiaries included in the annual financial statements most recently delivered by RP to the Lender.

Fees and expenses            The Borrower will pay to the Lender all reasonable
                             fees and expenses including legal fees, incurred in connection with the preparation, negotiation and execution of this Short Term Facility and with the enforcement of its rights under the Short Term
                             Facility Agreement upon presentation of duly documented evidence.

                             Notwithstanding the above, the Borrower shall require the Lender to respect guidelines as to the legal expenses which the Borrower wish to cap after further discussion with Lender.

Governing Law -              The Short Term Facility Agreement will be governed
 Jurisdiction                by French law. Any dispute arising from this
                             Agreement shall be submitted to the Courts of Paris.



Validity of Terms and        October 31, 1997.
 Conditions:
                             The commitment of the Borrower is subject to the realisation of the acquisition of the shares of Rhone-Poulenc Rorer Inc not currently held by the Borrower and to the set up of a satisfactory documentation.

                             Please signify your acceptance of the terms and conditions set out above by signing and returning a copy of this Summary of Terms and Conditions.

for and on behalf of         Date: August 1, 1997
RHONE-POULENC S.A.


                             /s/ Michel DELRUE
                             ---------------------------------
                             Michel DELRUE
                             Directeur des Services Financiers


for and on behalf of
*                            Date: August 1, 1997





                             /s/
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                             *


                             /s/
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                             *


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* Request for Confidential Treatment filed by Purchaser on August 22, 1997.